Exhibit 4.1

Incorporated in the Cayman Islands

Global Education & Technology Group Limited

This is to certify that

is / are the registered shareholders of:

No. of Shares	Type of Share	Par Value
Date of Record	Certificate Number	% Paid

The above shares are subject to the Memorandum and Articles of Association of the Company and transferable in accordance therewith.

Director	Director / Secretary